Investor Contact:
-----------------
Donald C. Darling
Vice President Administration &
Chief Financial Officer
Special Metals Corporation
(315) 798-2058

News Media Contact:
-------------------
Jeffrey A. Schoenborn
Collins & Company
(716) 842-2266 - office
(716) 553-0521 - mobile/pager


        Special Metals Agrees to Acquire Inco Alloys International (IAI)

       Acquisition of Inco Alloys International Business Unit Diversifies
                             Special Metals' Markets

         Transaction Expected to be Accretive to Earnings and Cash Flow


         NEW HARTFORD, N.Y., July 8, 1998 -- Special Metals Corporation (NASDAQ:
SMCX) announced today that it has entered into a definitive agreement with Inco Limited (NYSE/TSE: N) to acquire the Inco Alloys International (IAI) business unit of Inco Limited for $408 million in cash.

         In addition, Special Metals Corporation announced that it concurrently entered into a definitive agreement with Titanium Metals Corporation (NASDAQ:
TIMT), a leading worldwide integrated producer of titanium metal products, pursuant to which Titanium Metals would purchase from Special Metals $125 million aggregate liquidation value of 6- 5/8% Series A Convertible Preferred Stock. In connection with the transaction, Special Metals and Titanium Metals also announced that they signed an agreement in principle to form a strategic alliance to pursue certain joint development and marketing arrangements.

         Special Metals Corporation is one of the world's leading producers of superalloy materials used for manufacturing critical parts for the aircraft engine industry, and for the gas-turbine power-generating industry. These products are produced primarily by double vacuum melting and are sold primarily in bar and billet forms. Special Metals currently has manufacturing facilities in New Hartford, Dunkirk, N.Y., Princeton, Ky. and Ann Arbor, Mich.

         Inco Alloys International is a manufacturer of nickel-based high-performance alloys for a broad range of applications and markets, including chemical process industries, power generation, pollution control, oil and gas industries, aerospace and other specialty areas. IAI makes a broad range of product forms which include plate, sheet, strip, billet, bar, wire and tubing. Based in Huntington, W.Va., with operations in the United States and the United

Kingdom, IAI also has joint ventures, distribution centers and related businesses located in several countries, including Japan, Canada and France.

         "The combination of Special Metals and Inco Alloys International will make the resulting company one of the most-diversified nickel-based alloy producers in the world," Special Metals President and Chief Executive Officer Donald R. Muzyka said. "With planned operating synergies, we expect the acquisition to be substantially accretive in the first full year of the combination."

         "Since Special Metals' IPO in early 1997, we have stated our intention to explore acquisitions that complement and extend our product line and diversify our markets. The combination of Special Metals and IAI diversifies our product line into every major market for nickel-based alloys, while reducing our dependence on aerospace revenues to about 39% of sales, compared to 81% prior to the acquisition," Muzyka added.

         On a pro forma basis, assuming that Inco Alloys International was acquired as of Jan. 1, 1997, the 1997 net sales of Special Metals would have been $854.5 million, and pro forma EBITDA would have been $96.5 million compared to Special Metals' actual 1997 EBITDA of $40.8 million.

         Special Metals will finance the all cash transaction with proceeds from a $425 million bank credit facility, with Credit Lyonnais as lead banker, and the issuance of $125 million of Series A Convertible Preferred Stock to Titanium Metals. The preferred securities will be convertible into Special Metals' common stock at a conversion price equal to 125% of the average closing price of Special Metals shares over the 40 consecutive trading day period ending on August 5, 1998.

         Special Metals Corporation plans to maintain IAI's management and operations staff, sales team and work force of nearly 3,000 employees. Francis
J. Petro, President of IAI, and his staff of executives will remain responsible for the operations of IAI. He will report to the Special Metals Corporation Board of Directors through the President and Chief Executive Officer Donald R. Muzyka.

         "Inco Alloys has a winning team that has built a strong business with high performance, quality products, solid fundamentals and a strong base of loyal customers." Muzyka said, "This transaction combines the strengths of Special Metals in premium superalloys with the diversified product mix of IAI in commercial high-performance nickel- based alloys. This strategic combination will result in a technologically advanced and integrated company. Both companies have unique manufacturing strengths, and we can capitalize on operational synergies to reduce manufacturing costs, increase production volumes and diversify our product lines."

         The proposed strategic alliance between Special Metals and Titanium Metals would include collaborative development of new uses for the titanium produced by Titanium Metals and high-performance nickel alloys produced by Special Metals and Inco Alloys International. The alliance may also present opportunities for marketing efficiencies and joint processing of Titanium Metals titanium at Special Metals facilities.

         Completion of the IAI acquisition is subject to a number of conditions, and the receipt of regulatory approvals, including antitrust clearance. The purchase price is subject to adjustment, based on certain changes to IAI's net worth to closing. The acquisition is expected to close in 60 days. The issuance of the Series A Convertible Preferred Stock to Titanium Metals will occur concurrently with, and is conditioned upon, the closing of the IAI acquisition.

         Inco Limited is one of the world's premier mining and metals companies. It is a leading producer of nickel and an important producer of copper, precious metals and cobalt.

         Donaldson, Lufkin & Jenrette Securities Corporation is acting as financial advisor to Special Metals Corporation and Wasserstein Perella & Co. is acting as financial advisor to Titanium Metals Corporation.

Commentary on Second Quarter EPS

         Management also discussed expectations regarding net income per share for the second quarter of 1998. The well-publicized problems faced by major commercial aircraft producers are beginning to impact the specialty metals industry and other downstream aerospace suppliers, including Special Metals. The Company announced today that it expects second quarter net income to be at or slightly below the lower end of the range of current analysts' estimates.

         "Our expectations are primarily due to reduced shipments as a result of customer inventory adjustments in response to changes in commercial aircraft production rates," Muzyka explained. "However, with the IAI acquisition and the anticipated significant operating synergies, we believe the results of the combined companies will be substantially accretive in the first full year of the combination."

         The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, satisfaction of conditions to closing, the cyclicality of the aerospace industry, future global economic conditions, global productive capacity, competitive products and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings.